Exhibit 10.12

AGREEMENT OF PLEDGE

between

NEW SKIES SATELLITES B.V.

as Pledgor

and

DEUTSCHE BANK AG, NEW YORK BRANCH

as Pledgee

Intellectual Property Rights

Stibbe N.V.

Strawinskylaan 2001

Amsterdam

INDEX

1	DEFINITIONS AND INTERPRETATION
2	PLEDGE
3	ACCESSORY RIGHTS AND ANCILLARY RIGHTS
4	REPRESENTATIONS AND WARRANTIES
5	UNDERTAKINGS
6	CONSENT
7	ENFORCEMENT AND POWER OF ATTORNEY
8	TERMINATION
9	ASSIGNMENT AND INFORMATION
10	RECORDS OF PLEDGEE
11	COSTS
12	NOTICES
13	SUSPENSION OF RIGHTS AND INDEMNITY
14	LIABILITY
15	LIMITATION; WAIVER
16	SECURITY INTEREST ABSOLUTE
17	AMENDMENT OF THIS AGREEMENT
18	GOVERNING LAW AND JURISDICTION
19	SEVERABILITY OF PROVISIONS
20	REMEDIES AND PREVALENCE
21	REGULATORY MATTERS
22	REGISTRATION
23	COUNTERPARTS

ANNEX 1	FORM OF DEFAULT NOTICE

ANNEX 2	LIST OF TRADE MARKS

ANNEX 3	FORM OF POWER OF ATTORNEY

ANNEX 4	FORM OF SUPPLEMENTAL AGREEMENT

ANNEX 5	FORM OF THIRD PARTY NOTICE

THIS AGREEMENT OF PLEDGE OF INTELLECTUAL PROPERTY RIGHTS IS DATED 2 NOVEMBER 2004

BETWEEN:

1              New Skies Satellites B.V., a private company with limited liability (besloten vennootschap), incorporated and existing under the laws of The Netherlands, with corporate seat in Amsterdam, The Netherlands, having its registered address at Rokin 55, 1012 KK Amsterdam, The Netherlands, registered with the Commercial Register under number 30146277 (the “Pledgor”); and

2              Deutsche Bank AG, New York Branch, with its principal place of business at 60 Wall Street, New York 10005, United States of America, acting as Collateral Agent pro se in its capacity as creditor under the Parallel Debt Obligations (as defined below) and also for the Secured Parties, as such term is defined in the Credit Agreement (as defined below), pursuant to the terms of the Credit Agreement (the “Pledgee”).

WHEREAS:

(a)            on 2 November 2004, amongst others, New Skies Holding B.V., the Pledgor, the Lenders party thereto, the Pledgee (as Administrative Agent and as Collateral Agent for the Secured Parties), ABN AMRO Bank N.V. (as Syndication Agent) and Deutsche Bank Securities Inc. and ABN AMRO Incorporated (as Joint Lead Arrangers) entered into a USD 535,000,000 Credit Agreement (the “Credit Agreement”);

(b)           on the terms and subject to the conditions set forth in the Credit Agreement the Lenders are willing to extend senior secured credit to the Borrowers (as defined in the Credit Agreement); and

(c)            as a condition to the (continuing) availability of such credit and in order to secure and provide for the payment and discharge of, inter alia, the Parallel Debt Obligations (as defined below), the Pledgor and the Pledgee have agreed that the Pledgor shall enter into this Agreement of Pledge of Intellectual Property Rights.

IT IS HEREBY AGREED AS FOLLOWS:

1              DEFINITIONS AND INTERPRETATION

1.1           All capitalised terms used in this Agreement of Pledge of Intellectual Property Rights (the “Agreement”), including the recitals, and not otherwise defined herein shall have the meaning assigned to them in the Credit Agreement.

1.2           a.         Headings are for convenience of reference only.

b.         Where the context so permits, the singular includes the plural and vice versa.

c.          Save where the contrary is indicated, any reference in this Agreement to the parties or a party to this Agreement shall be construed so as to include its or their respective successors, transferees and assigns from time to time and any successor of such a successor, transferee or assign in accordance with their respective interests.

d.         A “Clause” and a “subclause” shall, subject to any indication to the contrary, be construed as a reference to a clause and subclause hereof.

e.          References to the Credit Agreement, the Facility, the (other) Loan Documents, this Agreement, the Swap Agreements or any other agreement or document shall, where applicable, be deemed to be references to such Credit Agreement, the Facility, the (other) Loan Documents, this Agreement, the Swap Agreements or such other agreement or document as the same may have been, or may from time to time be, extended, prolonged, amended, restated, supplemented, renewed or novated, as persons may accede thereto as a party or withdraw therefrom as a party in part or in whole or be released thereunder in part or in whole, and as facilities and financial services are or may from time to time be granted, extended, prolonged, increased, reduced, cancelled, withdrawn, amended, restated, supplemented, renewed or novated thereunder.

f.          A statute or statutory provision shall be construed as a reference to such statute or statutory provision as the same may have been, or may from time to time be, amended or re-enacted and all instruments, orders, plans, regulations, by-laws, permissions and directions at any time made thereunder.

1.3           In this Agreement the following words and expressions shall have the following meaning:

“Copyrights” means any and all copyrights, whether registered or not, within the meaning of (i) the Dutch Copyright Act (Auteurswet), (ii) the Convention of Bern, (iii) the Universal Copyright Convention, or (iv) any similar, present or future, legal regime, including, without limitation, any pending applications for such rights, in The Netherlands or in any other state or country, owned by the Pledgor or in which the Pledgor now or in the future has an interest (to the extent of that interest);

“Database Rights” means any and all rights, whether registered or not, in databases within the meaning of (i) the Dutch Database Act (Databankenwet), (ii) the Directive 96/9/EC of the European Parliament and of the Council of 11 March 1996 on the legal protection of databases or (iii) any similar, present or future, legal regime,  including, without limitation, any pending applications for such rights, in The Netherlands or in any other state or country, owned by the Pledgor or in which the Pledgor now or in the future has an interest (to the extent of that interest);

“Default Notice” means the default notice substantially in the form of Annex 1 hereto;

“Designs” means any and all rights, whether registered or not, in designs within the meaning of (i) the Uniform Benelux Designs Act (Eenvormige Beneluxwet inzake Tekeningen of Modellen), (ii) the Directive 98/71/EC of the European Parliament and of the Council of 13 October 1998 on the legal protection of designs, (iii) the Regulation EC 6/2002 of the European Council of 12 December 2001 on Community designs, or (iv) any similar, present or future, legal regime, including, without limitation, any pending applications for such rights, in The Netherlands, the Benelux or any other state or country, owned by the Pledgor or in which the Pledgor now or in the future has an interest (to the extent of that interest);

“Equivalent Sum” has the meaning ascribed thereto in Clause 6.3 below;

“Future IP Rights” means any and all Copyrights, Database Rights, Designs, Licensee Rights, Internet Domain Names, Patents, Trade Marks and Trade Secrets, together with any and all income, royalties, damages and payments at any time due or payable to the Pledgor with respect thereto, including, without limitation, damages and payments for past or future infringements or misappropriations thereof, in any state or country, applied for, granted to, acquired or owned by the Pledgor subsequent to the execution of this Agreement or any Supplemental Agreement;

“Internet Domain Names” means any and all rights, whether registered or not, in internet domain names, including, without limitation, “www.newskies.com” and any pending applications for such rights, in the name of the Pledgor or in which the Pledgor now or in the future has an interest (to the extent of that interest), in The Netherlands or in any other state or country;

“IP Rights” means the Copyrights, Database Rights, Designs, Licensee Rights, Internet Domain Names, Patents, Trade Marks and Trade Secrets existing from time to time, together with any and all income, royalties, damages and payments at any time due or payable to the Pledgor with respect thereto, including, without limitation, damages and payments for past or future infringements or misappropriations thereof, in any state or country, including the Copyrights, Database Rights, Designs, Licensee Rights, Internet Domain Names, Patents, Trade Marks and Trade Secrets set out in the list attached hereto as Annex 2 (which list is made available by the Pledgor to the Pledgee);

“Licensee Rights” means any and all rights of the Pledgor or in which the Pledgor now or in the future has an interest (to the extent of that interest), whether registered or not, pursuant to any licence agreements, whether written or oral, with third parties by which the Pledgor has obtained rights (of whatever nature) to use, copy, distribute, market, sub-license, sell or otherwise exploit or apply any Copyrights, Database Rights, Designs, Patents, Trade Marks or Trade Secrets, in The Netherlands or in any other state or country, together with any rights or permits of the Pledgor in connection with any Internet Domain Names, to the extent that such licence agreements do not prohibit the Pledgor to grant a right of pledge on its rights thereunder;

“Original Payment” has the meaning ascribed thereto in Clause 6.3 below;

“Parallel Debt Obligations” has the meaning ascribed thereto in section 9.19 of the Credit Agreement;

“Patents” means any and all rights, whether registered or not,  in patents within the meaning of (i) the Dutch Patent Acts of 1910 or 1995, respectively, (Rijksoctrooiwet 1910 or Rijksoctrooiwet 1995), (ii) the European Patent Convention of 1973, (iii) the Patent Cooperation Treaty of 1970 or (iv) any similar, present or future, legal regime, whether registered or not, including, without limitation, any pending applications for such rights, in The Netherlands or in any other state or country, owned by the Pledgor or in which the Pledgor now or in the future has an interest (to the extent of that interest);

“Pledged Collateral” means the Security Assets;

“Power of Attorney” means the power of attorney dated on or about the date hereof, a form of which is attached hereto as Annex 3, issued by the Pledgee authorising the Pledgor to represent and act and sign on behalf of the Pledgee any Supplemental Agreements;

“Register” means the register of the “Inspectie der Registratie en Successie” or any intellectual property office, bureau or agency in The Netherlands and/or in any other state or country, including but not limited to the Benelux Trade Marks Office, the Office for Harmonization in the Internal Market, the Netherlands Industrial Property Office, the European Patent Office and the Foundation Internet Domain Registration in the Netherlands;

“Right of Pledge” means the rights of pledge created by this Agreement, including the pledge over the IP Rights, which includes, for the avoidance of doubt, any and all pledges created pursuant to the Supplemental Agreements;

“Secured Obligations” means the Parallel Debt Obligations (of each of the Loan Parties);

“Security Assets” means the IP Rights and the Future IP Rights;

“Security Period” means the period beginning on the date hereof and ending on the date upon which (a) all the Secured Obligations have been irrevocably paid and discharged, or have ceased to exist, no Swap Agreements are outstanding and all Commitments under the Credit Agreement have been terminated and (b) all Rights of Pledge have been released and discharged by the Pledgee in accordance with Clause 10 below;

“Supplemental Agreement” means any supplemental agreement executed pursuant to Clause 2.6 or 2.7 below (and “Supplemental Agreements” means all of them);

“Trade Marks” means any and all rights, whether registered or not, in trade marks and trade names and all goodwill associated therewith, within the meaning of (i) the Benelux Trade

Mark Act (Benelux Merkenwet), (ii) the Dutch Trade Names Act (Handelsnaamwet), (iii)  EU Council Regulation (EC) No 40/94 on the Community trade mark or (iv) any similar, present or future, legal regime,  whether registered or not, including, without limitation, any pending applications for such rights, in The Netherlands and/or in any other state or country, owned by the Pledgor or in which the Pledgor now or in the future has an interest (to the extent of that interest); and

“Trade Secrets” means any and all rights, whether registered or not, in trade secrets and all non-public information or confidential information, (including, without limitation, inventions, discoveries, improvements, customer lists, know-how and ideas) whether registered or not, and including any pending applications for such rights, in The Netherlands and/or in any other state or country, owned by the Pledgor or in which the Pledgor now or in the future has an interest (to the extent of that interest).

2              PLEDGE

2.1           The Pledgor hereby agrees with the Pledgee and hereby undertakes that the Pledgor shall grant to the Pledgee the rights of pledge purported to be granted under and pursuant to this Agreement.

2.2           As security for the payment and discharge in full, when due (whether at stated maturity, by acceleration or otherwise), of the Secured Obligations, the Pledgor hereby grants, for the duration of the Security Period, to the Pledgee a first ranking right of pledge (pandrecht eerste in rang) over all IP Rights and to the extent it concerns Future IP Rights hereby grants in advance (verpanden bij voorbaat) to the Pledgee a first ranking right of pledge over such Future IP Rights and the Pledgee hereby accepts such right of pledge.

2.3           Without prejudice to Clause 2.4 below, in order to perfect the Right of Pledge (i) over the Trade Marks listed in Annex 2 hereto which are registered with the Benelux Trade Marks Office, the Pledgor shall (also on behalf of the Pledgee) register at its own expense such Right of Pledge with the Benelux Trade Marks Office, (ii) over any IP Rights or Future IP Rights applied for, granted to, acquired or owned by the Pledgor subsequent to the execution of this Agreement, the Pledgor shall (also on behalf of the Pledgee) register at its own expense such Right of Pledge with the relevant Registers, and (iii) over any IP Rights or Future IP Rights, as the case may be, the Pledgor shall (also on behalf of the Pledgee) register at its own expense a copy of this Agreement or any Supplemental Agreement, as the case may be, with the register of the “Inspectie der Registratie en Successie”.

2.4           Notwithstanding Clause 2.3 above, the Pledgee may at its sole discretion, in so far as it deems this to be necessary to perfect or safeguard its interests under the Right of Pledge, register at the expense of the Pledgor a copy of this Agreement or any Supplemental Agreement, as the case may be, with the relevant Registers and make all such further registrations which it may at its sole discretion require or deem desirable to create the security intended to be created pursuant to this Agreement (or any Supplemental Agreement). The Pledgor hereby grants an irrevocable power of attorney to the Pledgee to deal with any registration requirements in respect of the Right of Pledge and to sign and execute any and all documents and deeds and perform any and all acts required for the vesting and registration of the security purported to be created hereby, which power of attorney permits the Pledgee to (also) act as the Pledgor’s counterparty within the meaning of section 3:68 (Selbsteintritt) of the Dutch Civil Code.

2.5           If and to the extent that at any time, and from time to time, in the opinion of the Pledgee it shall be necessary or appropriate that further instruments be executed in order to create or perfect a valid first priority right of pledge in favour of the Pledgee with respect to the Security Assets, the Pledgor shall as soon as possible execute such further instruments, to be made up in form and substance satisfactory to the Pledgee.

2.6           In addition to the undertakings contained in Clause 2.5 above, the Pledgor irrevocably and unconditionally undertakes to (a) pledge to the Pledgee on a quarterly basis any and all Future IP Rights. The Pledgor and the Pledgee shall enter into an agreement of pledge of intellectual property rights substantially in the form of the supplemental agreement as attached hereto as Annex 4 within 30 days after the last day of each calendar quarterly and (b) take such other action as shall be necessary to create a valid and enforceable security interest over such Future IP Rights set forth in such supplemental agreement, including the registration and filing of such supplemental agreement with any relevant Register, and to pay any stamp, registration, notary or other taxes and fees in connection therewith (and thereupon the Future IP Rights set forth in such supplemental agreement shall become subject to a right of pledge as provided in this Agreement). Pursuant to the Power of Attorney the Pledgor is authorised to represent the Pledgee and act and sign on behalf and in the name of the Pledgee such supplemental agreements. The Pledgor will provide the Pledgee with a copy of a Supplemental Agreement together with (if applicable) proof of registration or filing, as the case may be, as soon as practicable after the execution thereof.

2.7           In addition to the undertaking contained in Clause 2.5 and 2.6 above, the Pledgor irrevocably and unconditionally undertakes to execute, immediately upon request of the Pledgee, any such supplemental pledge agreements under any applicable law (other than the laws of The Netherlands) that the Pledgee deems, at its sole discretion, to be necessary or opportune to create, perfect, maintain or safeguard the rights of pledge of the Pledgee as provided for in or pursuant to this Agreement on any part of the Security Assets under any applicable law.

2.8           Each of the Rights of Pledge is one and indivisible (één en ondeelbaar). Partial fulfilment of the Secured Obligations shall not extinguish the Right of Pledge proportionally.

3              ACCESSORY RIGHTS AND ANCILLARY RIGHTS

3.1           The Rights of Pledge include all accessory rights (afhankelijke rechten) and all ancillary rights (nevenrechten) attached to the IP Rights.

4              REPRESENTATIONS AND WARRANTIES

4.1           The Pledgor represents and warrants that the following is true and correct on the date of this Agreement:

(i)         the Pledgor holds full and exclusive title to the present IP Rights or, in case of a Supplemental Agreement, the then existing Future IP Rights, as the case may be, and is authorised (beschikkingsbevoegd) to create a right of pledge thereover;

(ii)        except for the Rights of Pledge created pursuant to this Agreement and any encumbrances or liens permitted by the Credit Agreement, IP Rights or the Future IP Rights, as the case may be, have not been encumbered with any attachment (beslag), any license or any other rights in rem (beperkte rechten), none of the IP Rights or the Future IP Rights, as the case may be, have been assigned or pledged in advance and all present IP Rights or, in case of a Supplemental Agreement, the then existing Future IP Rights, as the case may be, can be pledged to the Pledgee; and

(iii)       on the date of this Agreement, the Pledgor does not own or have the benefit of any Copyrights, Database Rights, Designs, Licensee Rights, Patents or Trade Secrets.

5              UNDERTAKINGS

5.1           The Pledgor undertakes to immediately inform the Pledgee of any new IP Rights.

5.2           Except to the extent permitted pursuant to the Credit Agreement, the Pledgor undertakes not to waive without the prior written consent of the Pledgee (not to be unreasonably withheld or delayed), any accessory rights (afhankelijke rechten) or ancillary rights (nevenrechten) attached to the Security Assets and in general not to perform any acts which result or could result in a material reduction of the value of the Security Assets.

5.3           Except to the extent permitted pursuant to the Credit Agreement, the Pledgor shall not, without the prior written consent of the Pledgee, transfer or further pledge or otherwise encumber, or agree to a court settlement or an out-of-court settlement (gerechtelijk or buitengerechtelijk akkoord) in respect of the Security Assets.

5.4           The Pledgor shall, at the Pledgee’s first request, provide in the English language the Pledgee all information and supporting documentation relating to the Security Assets and allow the Pledgee to inspect its administrative records at its own costs, all of the foregoing to the extent required by the Pledgee for the purpose of this Agreement acting reasonably. In addition to the foregoing, the Pledgor shall provide the Pledgee with an accurate and complete list of the then existing Security Assets and any and all licenses granted to third parties and a description of the relevant Security Asset to which each license relates, from time to time immediately upon the request of the Pledgee.

5.5           The Pledgor shall forthwith inform the Pledgee of any attachment (beslag) over any of the Security Assets. The Pledgor shall:

(i)         send the Pledgee a copy of the relevant attachment or seizure documentation as well as all other documents required under applicable law for challenging the attachment or seizure (if and to the extent possible);

(ii)        notify the third party or the court process server acting on behalf of such third party in writing of the Pledgee’s interest over the Security Assets; and

(iii)       take such measures as may reasonably be required to protect the Pledgee’s interest over the Security Assets.

All costs and expenses incurred by the Pledgee in taking such measures itself shall be for the account of the Pledgor.

5.6           The Pledgor covenants for the benefit of the Pledgee throughout the Security Period to co-operate with the Pledgee in the collection and recovery of the IP Rights and to render all reasonable assistance as may be required pursuant to any exchange regulations and/or foreign statutory rules or other rules, including the taking of any legal action that the Pledgee may deem necessary in connection therewith after the issuance of a Default Notice to it.

5.7           In addition and without prejudice to the obligations of the Pledgor pursuant to Clauses 5.4 and 5.5 above, the Pledgor shall notify the Pledgee immediately of any event or circumstance which could be of importance to the Pledgee with a view to the preservation and exercise of the Pledgee’s rights under or pursuant to this Agreement.

6              CONSENT

6.1           Without prejudice to section 67(3) of the Dutch Patent Act 1995 (Rijksoctrooiwet 1995) and, to the extent applicable, in accordance with section 3:246 of the Dutch Civil Code, the Pledgor is entitled to demand the performance judicially and extra-judicially of and to receive payment with respect to, the IP Rights in the ordinary course of its business until the relevant third parties under the IP Rights have been notified of the Right of Pledge pursuant to Clause 6.2 below. The entitlement with respect to the IP Rights as described in this paragraph includes the granting of licenses by a Pledgor to third parties and receiving income, royalties, damages and payment in respect of such licenses.

6.2           Upon the issuance of the Default Notice to the Pledgor, the Pledgee is irrevocably authorised to notify the relevant third parties under the IP Rights of such Pledgor of the Right of Pledge substantially in the form of Annex 5 hereto or in such other form as may be required by applicable law (including section 67(3) of the Dutch Patent Act 1995 (Rijksoctrooiwet 1995)). The Pledgor shall give its prompt and full co-operation in connection herewith and it shall immediately after issuance of a Default Notice to it send to the Pledgee a list as referred to in Clause 5.4 above. After notification to the relevant third parties as referred to in this paragraph, the Pledgee shall be entitled to demand the performance judicially and extra-judicially and to receive payment with respect to the IP Rights and to exercise the other rights granted to a pledgee under section 3:246 of the Dutch Civil Code.

6.3           If a third party makes any payment (the “Original Payment”) to the Pledgor in respect of an IP Right after it has been notified by the Pledgee that the authorisation granted pursuant to Clause 6.2 above has terminated, the Pledgor shall immediately transfer to the Pledgee a sum equal to the amount paid by such third party (the “Equivalent Sum”) to the Pledgor, without prejudice to any remedy which the Pledgee may have against the third party concerned, provided, however, that to the extent the Pledgee has received payment of any part of the Equivalent Sum from the Pledgor, the third party will as a result be released for such part of its payment obligation towards the Pledgee in respect of the Original Payment.

6.4           If the Pledgee is entitled to demand the performance judicially and extra-judicially of and to receive payment with respect to the Security Assets pursuant to Clause 6.2 above, it shall also have the right to enter into court settlement or out-of-court settlement (gerechtelijk or buitengerechtelijk akkoord) regarding such Security Assets with the third parties concerned.

7              ENFORCEMENT AND POWER OF ATTORNEY

7.1           Without prejudice to any other right or remedy available to the Pledgee, the Pledgee, by issuing the Default Notice upon the occurrence of an Event of Default to the Pledgor, may declare the Rights of Pledge immediately enforceable against the Pledgor without any (further) notice of default being required and the Pledgee may immediately exercise in respect of any and all of the Security Assets any and all of its rights and powers set out in this Agreement

(subject to restrictions following from mandatory provisions of law) irrespective of whether the Pledgee or any of the Secured Parties shall have proceeded against or claimed payment from any party liable for any of the Corresponding Obligations.

7.2           To the extent necessary, the Pledgor agrees for the benefit of the Pledgee that upon a default in the performance of any of the Corresponding Obligations, it shall be deemed to be in default (verzuim) in respect of the Secured Obligations within the meaning of section 3:248 (1) and 6:81 of the Dutch Civil Code without any further notice or action being necessary. For the avoidance of doubt, a default in the performance of Corresponding Obligations shall have occurred, inter alia, upon the taking by the Administrative Agent of any of the actions referred to in section 7.01 of the Credit Agreement.

7.3           To the fullest extent permitted by law, the Pledgor waives (which waiver the Pledgee hereby accepts) any right it may have (i) pursuant to section 3:234 of the Dutch Civil Code to demand, in the event that the Pledgee enforces the Rights of Pledge, that the Pledgee shall also enforce any of the security interests (zekerheidsrechten) granted by any other Loan Parties and (ii) of requiring the Pledgee to firstly proceed against or claim payment from any person or entity or enforce any guarantee or security granted by any other person or entity before enforcing the Rights of Pledge and/or any other rights under this Agreement.

7.4           The Pledgor will not be entitled to request the summary proceedings judge (voorzieningenrechter) of the district court to order that (i) the Security Assets shall be sold in a manner deviating from the provision of section 3:250 of the Dutch Civil Code or (ii) it is entitled to exercise its rights with respect to the Security Assets pursuant to section 3:246 (4) of the Dutch Civil Code.

7.5           In the event that the Pledgee forecloses or intends to foreclose the Rights of Pledge, it will not be obliged to give notice (thereof) (as provided in section 3:249 and section 3:252 of the Dutch Civil Code) to the Pledgor or any person having the benefit of an encumbrance on the Security Assets comprised in such Rights of Pledge (save as may be otherwise provided in the Credit Agreement).

7.6           The Pledgee shall apply the proceeds of the Security Assets and the foreclosure of the Rights of Pledge or any of them in satisfaction of the Secured Obligations and/or the Corresponding Obligations, in each case in accordance with Section 9.23 of the Credit Agreement.

7.7           In addition to the undertakings contained in Clause 2.4 above, the Pledgor shall at any time, upon written request of the Pledgee after the issuance of a Default Notice to the Pledgor, execute and cause to be filed, at the Pledgor’s expense, such documents and instruments, and do such other acts and things, as the Pledgee may deem desirable in obtaining the full benefits of this Agreement (including the protection and preservation of its rights) and of the rights and powers granted hereunder or granted to a pledgee under the laws of the Netherlands.

7.8           The Pledgor hereby grants to the Pledgee (and any of its delegates) an irrevocable power of attorney in accordance with section 3:74 (1) of the Dutch Civil Code to, following the issuance of a Default Notice to it and during the continuance of an Event of Default, perform all acts and execute all documents in order to perfect or implement this Agreement on its behalf, and to take all actions which are necessary for the Pledgee (and any of its delegates) to create, maintain, protect, preserve and exercise its rights under this Agreement. The parties agree that section 3:68 (Selbsteintritt) of the Dutch Civil Code will not apply and to the extent necessary, the Pledgor hereby waives any rights it may have under section 3:68 of the Dutch Civil Code, which waiver the Pledgee hereby accepts.

8              TERMINATION

8.1           The Pledgee is entitled to terminate (opzeggen) in whole or in part any Right of Pledge and the contractual arrangements set forth herein. Notice of termination must be given in writing by the Pledgee to the Pledgor.

8.2           The Rights of Pledge or any of them shall terminate by operation of law when all Secured Obligations have been unconditionally and irrevocably paid and discharged in full, no Letters of Credit or Swap Agreements are outstanding and all Commitments under the Credit Agreement have terminated. At the request of the Pledgor, the Pledgee shall confirm such termination in writing and will execute all documents reasonably requested by the Pledgor in relation thereto (at the expense of the Pledgor).

9              ASSIGNMENT AND INFORMATION

9.1           Subject to the relevant provisions of the Credit Agreement, the Pledgee (but not, for the avoidance of doubt, the Pledgor) shall be entitled to assign and/or transfer all or part of its rights and obligations under this Agreement to any assignee and/or transferee.

9.2           The Pledgor hereby in advance gives its irrevocable consent to (geeft toestemming bij voorbaat) within the meaning of section 6:156 of the Dutch Civil Code and hereby in advance irrevocably co-operates with (verleent bij voorbaat medewerking aan), within the meaning of section 6:159 and 6:156 of the Dutch Civil Code, any such assignment and/or transfer, including by means of an assumption of debt (schuldoverneming) or transfer of agreement (contractsoverneming), as the case may be, hereunder.

9.3           The Pledgee shall be entitled to impart any information concerning any of the Pledgor to any successor or proposed successor, subject to the confidentiality provisions of the Credit Agreement.

10            RECORDS OF PLEDGEE

Subject to proof to the contrary, the records of the Pledgee shall be conclusive evidence (dwingend bewijs) of the existence and amount of the Secured Obligations and the Corresponding Obligations, subject to and in accordance with the terms of the Credit Agreement.

11            COSTS

All costs incurred in connection with the creation of the Right of Pledge and the performance by the parties of their rights and obligations under this Agreement and the Supplemental Agreements shall be for the account of the persons or entities designated in section 9.05 of the Credit Agreement and shall be settled in accordance therewith.

12            NOTICES

12.1         Any notices and other communications under or in connection with this Agreement shall be given in accordance with section 9.01 of the Credit Agreement.

13            SUSPENSION OF RIGHTS AND INDEMNITY

13.1         Throughout the Security Period, the Pledgor shall not:

(i)      receive, claim or have the benefit of any payment, distribution or security from or on account of any Loan Party under any indemnity or otherwise or exercise its rights of defence, suspension, retention, set off or counter claim as against any Loan Party;

(ii)     take recourse (verhaal) or take any other step to enforce any right against any Loan Party or its respective assets; and

(iii)    claim or vote in competition with the Pledgee or any of the other Secured Parties in the bankruptcy, suspension of payment or liquidation or analogous circumstance of any Loan Party,

except in each case, in such manner and upon such terms as the Pledgee, acting reasonably, may require. Any payment, distribution or security received by the Pledgor contrary to the provisions of this Agreement shall be received and held by the Pledgor as custodian (bewaarnemer) (or, if possible under applicable law, on trust) for the benefit of the Pledgee and the Secured Parties and shall, pending payment or transfer to the Pledgee, to the extent legally possible, be segregated from the other assets of the Pledgor and shall be forthwith paid over or transferred to the Pledgee. If notwithstanding the above the Pledgor exercises any right of defence, suspension, retention, set off or counter claim in respect of any amount, it shall forthwith pay an amount equal to such amount to the Pledgee.

14            LIABILITY

The Pledgee shall not be liable to the Pledgor under or pursuant to this Agreement for its wilful misconduct (opzet) or gross negligence (grove schuld).

15            LIMITATION; WAIVER

The Pledgor waives, to the fullest extent permitted by law, its right (i) to dissolve this Agreement, pursuant to section 6:265 of the Dutch Civil Code or on any other ground or (ii) to avoid this Agreement, including but not limited to error (dwaling), which waiver the Pledgee hereby accepts.

16            SECURITY INTEREST ABSOLUTE

16.1         All rights of the Pledgee, the Right of Pledge and all obligations of the Pledgor hereunder shall be absolute and unconditional irrespective of:

(i)         any change in the time, manner or place of payment of the Parallel Debt Obligations and/or the Corresponding Obligations or any change of or amendment to any other Loan Document and any other document related thereto, or any other agreement or instrument relating to any of them; or

(ii)        any exchange, release or non perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any other collateral for the Parallel Debt Obligations and/or the Corresponding Obligations.

17            AMENDMENT OF THIS AGREEMENT

This Agreement may only be amended by a written agreement between the Pledgor and the Pledgee (with the consent of the Required Secured Parties).

18            GOVERNING LAW AND JURISDICTION

18.1         This Agreement shall be governed by and construed in accordance with the laws of The Netherlands.

18.2         The Pledgor consents to the exclusive jurisdiction of the courts of Amsterdam, The Netherlands. The Pledgor hereby waives any objection that it may now or hereafter have to the jurisdiction of such courts. This Clause is for the benefit of the Pledgee only and shall not limit its right to bring proceedings against the Pledgor in connection with this Agreement or any other Loan Document in any other court of competent jurisdiction or (to the extent allowed by law) concurrently in more than one jurisdiction.

19            SEVERABILITY OF PROVISIONS

19.1         Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

19.2         The parties hereto agree that they will negotiate in good faith to replace any provision hereof held invalid, illegal or unenforceable as set out in Clause 19.1 above with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.

20            REMEDIES AND PREVALENCE

20.1         The rights and remedies of the Pledgee herein, and the obligations, representations and warranties of the Pledgor herein, are cumulative and are not exclusive of any rights or remedies of the Pledgee, or obligations, representations or warranties of the Pledgor, conferred or imposed by law, the Credit Agreement or any other Loan Document.

20.2         To the extent there is a conflict between the provisions of the Credit Agreement and the provisions of this Agreement, the provisions of the Credit Agreement shall prevail (but only to the extent that the validity and enforceability of the pledges created pursuant this Agreement are not affected as a consequence).

21            REGULATORY MATTERS

21.1         Notwithstanding anything to the contrary contained in this Agreement or any of the other Security Documents, the rights of the Pledgee and the other Secured Parties hereunder and under the other Security Documents are subject to all applicable rules and regulations of the FCC and other Governmental Authorities with jurisdiction over Pledgor and its subsidiaries.  Without limiting the foregoing, the Pledgee will not take any action (or authorize any other party to take any action on its behalf) which would constitute or result in an assignment or change of control of any governmental permits, licenses, or other authorizations, including without limitation those issued by the FCC, now held by or to be issued to Pledgor or any of its subsidiaries which would require prior notice to or approval from any Governmental Authority, or otherwise take action hereunder which would require prior notice to or approval from any Governmental Authority, in each case without first providing such notice or obtaining such prior approval of the relevant Governmental Authorities.

21.2         Upon and after the issuance of a Default Notice, the Pledgor shall take any action which the Pledgee may reasonably request in the exercise of its rights and remedies under this Agreement in order to transfer or assign the Collateral to the Pledgee or to such one or more third parties as the Pledgee may designate, or to a combination of the foregoing.  To enforce the provisions of this Clause 21, upon and after the issuance of a Default Notice, the Pledgee is empowered to seek from the FCC and any other Governmental Authority, to the extent required, consent to or approval of any involuntary assignment or transfer of control of any entity whose Collateral is subject to this Agreement for the purpose of seeking a bona fide purchaser to whom the Collateral will be assigned and control will ultimately be transferred.  Pledgor agrees to cooperate with any such purchaser and with the Pledgee in the preparation, execution and filing of any applications and other documents and providing any information that may be necessary or helpful in obtaining the FCC’s or such other Governmental Authority’s consent to the assignment to such purchaser of the Collateral.  Pledgor hereby agrees to consent to any such an involuntary transfer of control upon the request of the Pledgee upon and after the issuance of a Default Notice and, without limiting any rights of the Pledgee under this Agreement, to authorize the Pledgee to nominate a trustee or receiver to assume control of the Collateral, subject only to required judicial, FCC or other consent required by Governmental Authorities, in order to effectuate the transactions contemplated in this Clause 21.  Such trustee or receiver shall have all the rights and powers as provided to it by law or court order, or to the Pledgee under this Agreement.  Pledgor shall cooperate fully in obtaining the consent of the FCC and the approval or consent of each other Governmental Authority required to effectuate the foregoing.

21.3         Upon and after the issuance of a Default Notice, Pledgor shall use its best efforts to assist in obtaining consent or approval of the FCC and any other Governmental Authority, if required, for any action or transactions contemplated by this Agreement, including, without limitation, the preparation, execution and filing with the FCC of the transferor’s or assignor’s portion of any application or applications for consent to the transfer of control or assignment necessary or appropriate under the FCC’s rules and regulations for approval of the transfer or assignment of any portion of the Collateral.

21.4         Pledgor hereby acknowledges and agrees that the Collateral is a unique asset and that a violation of Pledgor’s covenant to cooperate with respect to any regulatory consents would result in irreparable harm to the Pledgee for which monetary damages are not readily ascertainable.  Pledgor further agrees that, because of the unique nature of its undertaking in this subclause 21.4, the same may be specifically enforced, and it hereby waives, and agrees to waive, any claim or defense that the Pledgee would have an adequate remedy at law for the breach of this undertaking.

21.5         Without limiting the obligations of Pledgor hereunder in any respect, Pledgor further agrees that if Pledgor, upon and after the issuance of a Default Notice, should fail or refuse to execute any application or other document necessary or appropriate to obtain any governmental consent necessary or appropriate for the exercise of any right of the Pledgee hereunder, Pledgor agrees, to the extent consistent with applicable law, that such application or other document may be executed on Pledgor’s behalf by the clerk of any court or other forum in any competent jurisdiction without notice to the Pledgor.

22            REGISTRATION

22.1         The Pledgee is irrevocably authorised to present this Agreement and any agreement pursuant hereto for registration to the Belastingdienst Amsterdam Afdeling Registratie Unit in The Netherlands.

23            COUNTERPARTS

23.1         This Agreement may be executed in any number of counterparts and by way of facsimile exchange of executed signature pages, all of which taken together shall constitute one and the same agreement.

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This Agreement has been entered into on 2 November 2004.

THE PLEDGOR

NEW SKIES SATELLITES B.V.

/s/ David Viëtor
By: David Viëtor
Title: attorney in fact

THE PLEDGEE

DEUTSCHE BANK AG, NEW YORK BRANCH

/s/ Pieter Schütte
By: Pieter Schütte
Title: attorney in fact